Exhibit 10.30

34175 Ardenwood Blvd

Fremont, CA 94555

(510) 745-1700 – Tele

(510) 745-0493 – Fax

www.ardelyx.com

October 1, 2016

Reginald Kim Seeto, MB.BS; B.Sc.

Dear Reg:

On behalf of Ardelyx (the “Company”), I am pleased to offer you employment in the exempt position of Executive Vice President and Chief Operating Officer reporting to the Chief Executive Officer. This letter sets out the terms of Ardelyx’s offer of employment, which is contingent upon the completion of reference checks to Ardelyx’s satisfaction. If you accept this offer, you will be required to execute the Company’s standard form of employee non-disclosure and assignment of inventions agreement. In addition, you and the Company will enter into a Change in Control Severance Agreement that will further define some of the provisions set forth in this offer letter (the “Severance Agreement”).

Your first day of full time employment with Ardelyx will be on or before October 22, 2016. Your full time starting base salary will be $17,708.33 semi-monthly, which is equivalent to $425,000.00 per year, less applicable tax and other withholdings in accordance with the Company’s normal payroll procedure. You will also be eligible to receive an annual bonus of up to forty-five percent (45%) of your base salary, with the amount of the bonus determined by the Board of Directors based on your performance as well as the performance of the Company. For the calendar year 2016, your bonus will be pro-rated and will be equal to one-quarter of the annual bonus that you would have been entitled to receive if you have been employed with the Company for all of 2016.

In addition, you will receive a signing bonus equal to $250,000 to be paid in full on or before your fifth day of employment. This signing bonus will be subject to the terms and conditions of the Severance Agreement, which shall provide for your reimbursement of the applicable portion of the signing bonus to the Company in the event that you terminate your employment with the Company without good reason or the Company terminates your employment for cause, in either case, on or before the first anniversary of your commencement of employment (one hundred percent (100%) to be reimbursed) or during the period between the first and second anniversaries of the commencement of your employment (fifty percent (50%) to be reimbursed).

In the event that you elect to relocate your primary residence to the San Francisco Bay Area within two (2) years of your first day of employment, Ardelyx will pay you a relocation allowance equal to $225,000 (grossed up for applicable withholding taxes) within thirty (30) days of relocation.

On your first day of employment, you will be granted an option to purchase shares of Company common stock under the Company’s equity incentive plan which stock option shall have an accounting grant date fair value of $1.5 million. Your option will be exercisable at per share exercise price equal to the fair market value of Ardelyx stock on your option grant date. Your option will vest over a period of 4 years, with 25% of the shares vesting at the end of your first year of employment, and the remainder vesting monthly over the following three years, and will be subject to the terms and conditions of the Company’s equity incentive plan and standard form of stock option agreement, which you will be required to sign as a condition of receiving the option.

In addition, on your first day of employment, you will be granted a Restricted Stock Unit (RSU) for such number of shares as is equal to $1.5 million in full value on the date of grant. The RSU will vest over four years in four equal installments on the annual anniversary of the date of grant, and will be subject to the terms and conditions of the Company’s equity incentive plan and standard form of full value award, which you will be required to sign as a condition of receiving the RSU.

You will be eligible to participate in various Company equity and benefit plans, including group health insurance, 401(k), and the Employee Stock Purchase Plan. Specifically, you will be eligible to receive an equity grant in 2017 in connection with the Company’s annual compensation review, and that grant will be pro-rated and equal to one-quarter of the grant that you would have been eligible to receive had you been employed with the Company throughout all of 2016, up to a maximum of $500,000. You will earn three weeks of vacation each year.

If this offer of employment is accepted, your employment with the Company will be “at will.” This means it is for no specified term and may be terminated by you or the Company at any time, with our without cause or advance notice. In addition, the Company reserves the right to modify your compensation, position, duties or reporting relationship to meet business needs and to decide on appropriate discipline. The Severance Agreement will provide, subject to the terms and conditions thereof, for (i) nine month salary continuation and the payment of healthcare continuation costs for twelves months, if you terminate your employment for good reason or you are terminated without cause, in either case, outside of a change of control period, and (ii) a lump sum payment equal to 100% of the sum of your base salary and your target annual bonus for the year of termination; the payment of healthcare continuation costs for 12 months; and the vesting of 100% of your unvested stock options or RSUs, if you terminate your employment for good reason or you are terminated without cause, in either case during a change of control period.

In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this agreement, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of contract, defamation, wrongful termination or age, sex, sexual orientation, race, color, national origin, ancestry, marital status, religious creed, physical or mental disability or medical condition or other discrimination, retaliation or harassment), you and the Company agree that all such disputes shall be fully resolved by confidential, binding arbitration conducted by a single arbitrator through the American Arbitration Association (“AAA”) under the AAA’s National Rules for the Resolution of Employment Disputes then in effect, which are available online at the AAA’s website at www.adr.org. You and the Company hereby waive your respective rights to have any such disputes or claims tried before a judge or jury.

Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this agreement and return it to me prior to or on 5:00 pm EST, October 5, 2016 at which time this offer shall expire

Reg, it has been a real pleasure meeting you and all of us here at Ardelyx concur that you are an excellent fit with our team, and we look forward to working with you at Ardelyx.

Sincerely,

Ardelyx, Inc.

By	/s/ Mike Raab
Mike Raab
President and Chief Executive Officer

I agree to and accept employment with Ardelyx on the terms and conditions set forth in this agreement. I understand and agree that my employment with the Company is at-will.

Date: October 5, 2016	/s/ Reginald Kim Seeto
Reginald Kim Seeto

Tentative Start Date: October 22, 2016